UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2006

AURA SYSTEMS, INC.

(Exact name of registrant as specified in charter)

Delaware	0-17249	95-4106894
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2335 Alaska Avenue, El Segundo, California 90245
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (310) 643-5300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 7, 2006, Sandra Ferro was terminated as the Chief Financial Officer and Corporate Secretary of Aura Systems, Inc. (the “Company”). On that same date, the board of directors of the Company appointed Melvin Gagerman to serve as the Company’s Chief Financial Officer and Marc Hoffman to serve as the Company’s Corporate Secretary. Mr. Hoffman’s salary was increased, retroactive to January 1, 2006, to $240,000 per year. In addition, Mr. Hoffman will receive an automobile allowance of $1,000 per month. If the Company reports a profitable quarter, Mr. Hoffman’s salary will be increased to $260,000 per year. If the Company reports two (2) consecutive profitable quarters, Mr. Hoffman’s salary will be increased to $300,000 per year. Mr. Gagerman will receive a starting salary, retroactive to January 1, 2006, of $300,000 per year, along with an automobile allowance of $1,000 per month. If the Company reports two (2) consecutive profitable quarters, Mr. Gagerman’s salary will be increased to $360,000 per year. There is no arrangement or understanding between Mr. Gagerman and any executive officer or director of the Company. There are no family relationships among Mr. Gagerman and any of the Company’s executive officers or directors. Further, there are no transactions involving the Company and Mr. Gagerman which would be reportable pursuant to Item 404 of Regulation S-B promulgated under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 13, 2006	AURA SYSTEMS, INC.

	By:	/s/ Marc Hoffman
Marc Hoffman
President